Exhibit 99.1

Dunkin' Brands Reports First Quarter 2016 Results

First quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 2.0%

•	Baskin-Robbins U.S. comparable store sales growth of 5.0%

•	Added 114 net new restaurants worldwide, including 69 net new Dunkin' Donuts in the U.S.

•	Revenues increased 2.1%

•	Diluted EPS increased 60.0% to $0.40

•	Diluted adjusted EPS increased 10.0% to $0.44

CANTON, Mass. (April 28, 2016) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the first quarter ended March 26, 2016.
"We are encouraged by the first quarter Dunkin' Donuts U.S. comparable store sales performance which was driven by growth in beverages and breakfast sandwiches, along with price and favorable weather," said Dunkin' Brands Chairman and Chief Executive Officer Nigel Travis. "Admittedly we are still in the early days of our five-part plan to drive positive Dunkin' Donuts same-store sales, but as evidenced by the first quarter results we are beginning to make progress with our strategy which includes driving coffee innovation and culture; faster-to-market product innovation; targeted value offerings and smart pricing; increased use of digital technologies and an improved restaurant experience."
"During the first quarter we continued to expand the national presence of the Dunkin' Donuts brand through the addition of 69 net new restaurants in the U.S. as well as through the continued growth in sales of Dunkin' K-Cup pods in the retail channel," said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc. "As we approach the first anniversary of the launch of Dunkin' K-Cup pods into the retail channel, we expect that Dunkin' Donuts K-Cup pods will be one of the most successful new grocery products in recent history and we have now exceeded the half-billion dollar annual retail sales threshold for Dunkin' Donuts coffee products in total."

FIRST QUARTER 2016 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	March 26, 2016	March 28, 2015	$ / #	%
Systemwide sales[1]	$2,418.6	2,317.6	101.0	4.4%
Comparable store sales growth (decline):
DD U.S.[2]	2.0%	2.7%
BR U.S.[2]	5.0%	8.6%
DD International	(2.3)%	1.7%
BR International	(8.2)%	0.3%
Development data:
Consolidated global net POD development[3]	114	79	35	44.3%
DD global PODs at period end	11,833	11,367	466	4.1%
BR global PODs at period end	7,638	7,574	64	0.8%
Consolidated global PODs at period end	19,471	18,941	530	2.8%
Financial data:
Revenues	$189.8	185.9	3.9	2.1%
Operating income	85.3	83.7	1.6	1.9%
Operating income margin	45.0%	45.0%
Adjusted operating income[4]	$91.2	87.6	3.6	4.2%
Adjusted operating income margin[4]	48.1%	47.1%
Net income	$37.2	25.6	11.5	45.0%
Adjusted net income[4]	40.7	40.3	0.4	1.0%
Earnings per share:
Common–basic	0.41	0.26	0.15	57.7%
Common–diluted	0.40	0.25	0.15	60.0%
Diluted adjusted earnings per share[4]	0.44	0.40	0.04	10.0%
Weighted average number of common shares – diluted (in millions)	92.6	101.5	(8.9)	(8.8)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excludes sales of company-operated restaurants, as we believe the systemwide sales information is a more complete metric in obtaining an understanding of our financial performance. Prior period amounts have been revised to reflect the change from franchisee-reported sales to systemwide sales.
2 Comparable store sales growth for DD U.S. and BR U.S. for the three months ended March 28, 2015 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation, whereas previously reported figures included only those restaurants that were open at least 54 weeks (approximately 12 months). Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
3 Consolidated global net POD development reflects the previously-announced closing of 2 self-serve coffee stations within Speedway locations.
4 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the first quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the first quarter was driven by increased average ticket and traffic. Growth was driven by strong beverage sales, led by iced coffee and hot and iced espresso-based beverages, and breakfast sandwiches, led by the limited-time-offer GranDDe Burrito and the return of the Chicken Apple Sausage breakfast sandwich. The in-restaurant K-Cup and packaged coffee categories had a negative 80 basis point impact on first quarter comparable store sales. We estimate that weather resulted in approximately 90 basis points of positive impact in the quarter.

Baskin-Robbins U.S. comparable store sales growth was driven by increased sales of cups and cones, beverages, desserts, sundaes, and cakes. Comparable store sales growth was driven primarily by traffic. We estimate that weather resulted in approximately 300 basis points of positive impact in the quarter.
In the first quarter, Dunkin' Brands franchisees and licensees opened 114 net new restaurants around the globe. This included 69 net new Dunkin' Donuts U.S. locations (including the closing of 2 Speedway self-serve coffee stations), 42 net new Baskin-Robbins International locations, 14 net new Dunkin' Donuts International locations, and 11 net closures for Baskin-Robbins U.S. Additionally, Dunkin' Donuts U.S. franchisees remodeled 90 restaurants and Baskin-Robbins U.S. franchisees remodeled 35 restaurants during the quarter.
Revenues for the first quarter increased 2.1% compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth and an increase in sales of ice cream and other products. These increases in revenues were offset by a decrease in other revenues due primarily to a one-time upfront license fee recognized in connection with the Dunkin’ K-Cup® pod licensing agreement in the first quarter of 2015.
Operating income and adjusted operating income for the first quarter increased $1.6 million, or 1.9%, and $3.6 million, or 4.2%, respectively, from the prior year period primarily as a result of the increase in royalty income, as well as an increase in franchise income and a gain recognized in connection with the sale of real estate, offset by the decrease in other revenues due primarily to a one-time upfront license fee recognized in connection with the Dunkin’ K-Cup® pod licensing agreement in the first quarter of 2015. Operating income in the prior year period was also favorably impacted by a reduction in legal reserves.
Net income for the first quarter increased by $11.5 million, or 45.0%, compared to the prior year period primarily as a result of the $20.6 million loss on debt extinguishment and refinancing transactions recorded in the prior year period, as well as the $1.6 million increase in operating income, offset by a $7.9 million increase in income tax expense and additional interest expense of $2.7 million, driven by additional borrowings incurred in conjunction with the securitization refinancing transaction completed in January 2015.
Adjusted net income for the first quarter increased by $0.4 million, or 1.0%, compared to the prior year period primarily as a result of the $3.6 million increase in adjusted operating income, offset by increases in interest expense and income tax expense.
Diluted earnings per share increased by 60.0% to $0.40 for the first quarter compared to the prior year period as a result of the increase in net income, as well as a decrease in shares outstanding. Diluted adjusted earnings per share increased by 10.0% to $0.44 for the first quarter compared to the prior year period as a result of the decrease in shares outstanding, as well as the increase in adjusted net income. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options.

FIRST QUARTER 2016 SEGMENT RESULTS

Beginning in the first quarter of fiscal year 2016, certain segment profit amounts in the tables below have been reclassified as a result of the realignment of our organizational structure to better support our segment operations, including the allocation of previously unallocated costs. Additionally, revenues, segment profit, points of distribution information, and systemwide sales related to restaurants located in Puerto Rico were previously included in the Baskin-Robbins International segment, but are now included in the Baskin-Robbins U.S. segment based on functional responsibility. Prior period amounts in the tables below have been revised to reflect these changes for all periods presented.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	March 26, 2016	March 28, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	2.0%	2.7%
Systemwide sales (in millions)[2]	$1,865.3	1,750.8	114.5	6.5%

Revenues:
Royalty income	$101,523	95,007	6,516	6.9%
Franchise fees	7,068	8,264	(1,196)	(14.5)%
Rental income	22,385	22,681	(296)	(1.3)%
Sales at company-operated restaurants	5,670	6,558	(888)	(13.5)%
Other revenues	2,167	1,357	810	59.7%
Total revenues	$138,813	133,867	4,946	3.7%

Segment profit	$100,444	93,714	6,730	7.2%

Points of distribution	8,500	8,160	340	4.2%
Gross openings	93	101	(8)	(7.9)%
Net openings[3]	69	78	(9)	(11.5)%
1 Comparable store sales growth for the three months ended March 28, 2015 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excludes sales of company-operated restaurants. Prior period amounts have been revised to reflect the change from franchisee-reported sales to systemwide sales.
3 Net openings reflects the previously-announced closing of 2 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. first quarter revenues of $138.8 million represented an increase of 3.7% over the prior year period. The increase was primarily a result of increased royalty income due to an increase in systemwide sales, as well as an increase in other revenues driven primarily by an increase in transfer fee income. These increases in revenues were offset by a decrease in franchise fees due to a decrease in gross openings and unfavorable development mix, as well as a decrease in renewal income. Also offsetting the increases in revenues was a decrease in sales at company-operated restaurants driven by a net decrease in the number of company-operated restaurants.
Dunkin' Donuts U.S. segment profit in the first quarter increased $6.7 million over the prior year period to $100.4 million, which was driven primarily by growth in royalty income, an increase in other operating income due to a gain recognized in connection with the sale of real estate, and an increase in other revenues. These increases were offset by a decrease in franchise fees and a recovery of bad debt in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	March 26, 2016	March 28, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(2.3)%	1.7%
Systemwide sales (in millions)[1]	$167.5	168.2	(0.7)	(0.4)%

Revenues:
Royalty income	$4,240	3,791	449	11.8%
Franchise fees	2,890	523	2,367	452.6%
Rental income	—	8	(8)	(100.0)%
Other revenues	120	2,256	(2,136)	(94.7)%
Total revenues	$7,250	6,578	672	10.2%

Segment profit	$3,758	3,674	84	2.3%

Points of distribution	3,333	3,207	126	3.9%
Gross openings	85	83	2	2.4%
Net openings (closings)	14	(21)	35	n/m
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International first quarter systemwide sales decreased 0.4% from the prior year period. Sales declines in South Korea were offset by sales growth in Europe and the Middle East. Sales in South Korea, Asia, and South America were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 7%.
Dunkin' Donuts International first quarter revenues of $7.3 million represented an increase of 10.2% over the prior year period. The increase in revenues were primarily a result of increased franchise fees due to development in new markets, as well as an increase in royalty income, offset by a decline in other revenues due to revenue recorded in the prior year period in connection with a settlement reached with a master licensee.
Segment profit for Dunkin' Donuts International increased $0.1 million to $3.8 million in the first quarter primarily as a result of revenue growth, offset by an increase in general and administrative expenses driven primarily by increased personnel costs and an increase in bad debt expense.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 26, 2016	March 28, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	5.0%	8.6%
Systemwide sales (in millions)[2]	$129.9	123.1	6.8	5.6%

Revenues:
Royalty income	$6,223	5,916	307	5.2%
Franchise fees	346	220	126	57.3%
Rental income	713	799	(86)	(10.8)%
Sales of ice cream and other products	571	1,319	(748)	(56.7)%
Other revenues	2,708	2,055	653	31.8%
Total revenues	$10,561	10,309	252	2.4%

Segment profit	$7,300	6,088	1,212	19.9%

Points of distribution	2,518	2,526	(8)	(0.3)%
Gross openings	10	13	(3)	(23.1)%
Net closings	(11)	(3)	(8)	266.7%
1 Comparable store sales growth for the three months ended March 28, 2015 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Prior period amounts have been revised to reflect the change from franchisee-reported sales to systemwide sales. Additionally, the prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins U.S. first quarter revenue increased 2.4% from the prior year period to $10.6 million due primarily to an increase in other revenues, driven by an increase in licensing income, and increases in royalty income and franchise fees, offset by a decrease in sales of ice cream and other products. The fluctuations in licensing income and sales of ice cream and other products can be attributed to a shift in certain franchisees now purchasing ice cream directly from our third-party ice cream manufacturer.
Segment profit for Baskin-Robbins U.S. increased $1.2 million in the first quarter, or 19.9%, over the prior year period primarily as a result of the increases in other revenues, royalty income, and franchise fees.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 26, 2016	March 28, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales (decline) growth	(8.2)%	0.3%
Systemwide sales (in millions)[1]	$255.9	275.6	(19.7)	(7.1)%

Revenues:
Royalty income	$1,380	1,407	(27)	(1.9)%
Franchise fees	113	197	(84)	(42.6)%
Rental income	106	118	(12)	(10.2)%
Sales of ice cream and other products	25,063	21,222	3,841	18.1%
Other revenues	172	186	(14)	(7.5)%
Total revenues	$26,834	23,130	3,704	16.0%

Segment profit	$8,384	7,057	1,327	18.8%

Points of distribution	5,120	5,048	72	1.4%
Gross openings	115	101	14	13.9%
Net openings	42	25	17	68.0%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. The prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins International systemwide sales decreased 7.1% in the first quarter compared to the prior year period driven by sales declines in South Korea and the Middle East, offset by sales growth in Japan and Europe. Sales in South Korea were also negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales decreased by approximately 3%.
Baskin-Robbins International first quarter revenues increased 16.0% over the prior year period to $26.8 million due primarily to an increase in sales of ice cream and other products to the Middle East. Systemwide sales and sales of ice cream and other products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
First quarter segment profit increased 18.8% from the prior year period to $8.4 million as a result of an increase in net margin on ice cream driven primarily by increases in sales volume and pricing, as well as a decrease in bad debt expense. These increases in segment profit were offset by a decrease in net income from our South Korea joint venture.

COMPANY UPDATES

•
The Company today announced that Paul Twohig, President, Dunkin' Donuts U.S. and Canada, has decided to retire at the end of the first quarter of 2017. The Company plans to name a successor before the end of the year and is currently conducting a search which will consider both internal and external candidates. Mr. Twohig will remain in his current position, with responsibility for Dunkin' Donuts U.S. and Canada operations as well as global franchising and store development for both Dunkin' Donuts and Baskin-Robbins, until a successor is appointed and after that will remain actively involved with the Company until he retires next year. The Company also announced the promotions of Chris Fuqua to Senior

Vice President, Dunkin' Donuts Brand Marketing, Global Consumer Insights & Product Innovation, and Scott Hudler to Chief Digital Officer.

•
The Company today announced that the Board of Directors declared a second quarter cash dividend of $0.30 per share, payable on June 8, 2016 to shareholders of record as of the close of business on May 31, 2016.

•
During the first quarter, the Company received nearly 500,000 shares upon final settlement of the accelerated share repurchase ("ASR") agreement that it entered into in October 2015. Under the agreement, the Company repurchased a total of approximately 3.0 million shares at a weighted average cost per share of $41.51. Also during the first quarter, the Company entered into and completed an additional ASR agreement for $30 million, resulting in the repurchase of approximately 700,000 shares at a weighted average cost per share of $42.72.

FISCAL YEAR 2016 TARGETS
As described below, the Company is reiterating each of its targets regarding 2016 expectations.
•The Company continues to expect Donuts U.S. comparable store sales growth of 0 to 2 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.
•The Company continues to expect that Dunkin' Donuts U.S. will add between 430 and 460 net new restaurants, excluding the closure of approximately 30 Speedway self-serve coffee stations. The Company continues to expect Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.
•Internationally, the Company continues to target opening approximately 200 net new restaurants across the two brands. It continues to expect net income of equity method investments to be slightly less than 2015 full-year results.
•The Company continues to expect revenue growth of between 4 and 6 percent; adjusted operating income growth of between 8 and 10 percent; and adjusted earnings per share of $2.20 to $2.22 on a 53-week basis. The adjusted earnings per share range assumes 94,000,000 shares outstanding and a 38.5 percent tax rate.
•Fiscal year 2016 is a 53-week year for the Company. The target ranges for revenue and adjusted operating income growth are applicable on both a 52- and 53-week basis. The impact of the 53rd week on adjusted earnings per share is approximately $0.03.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 91087454. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week. Previously, DD U.S. comparable store sales growth and BR U.S. comparable store sales growth were calculated including only sales from franchisee- and company-operated restaurants that had been open at least 54 weeks and that had reported sales in the current and comparable prior year week. The calculation of this operating measure was revised in the third quarter of 2015 to more accurately reflect sales growth at comparable stores by minimizing the impact of strong new store openings, particularly as we develop in newer markets. All prior year amounts have been revised to conform to the 78-week calculation. There was no financial statement impact from revising the calculation of this operating measure.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2016, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,800 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 26, 2016	March 28, 2015

Revenues:
Franchise fees and royalty income	$123,783	115,325
Rental income	23,225	23,627
Sales of ice cream and other products(1)	25,891	23,068
Sales at company-operated restaurants	5,670	6,558
Other revenues(1)	11,207	17,327
Total revenues	189,776	185,905
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,196	13,518
Cost of ice cream and other products(1)	17,234	15,346
Company-operated restaurant expenses	6,493	6,858
General and administrative expenses, net(1)	61,195	57,840
Depreciation	5,133	5,110
Amortization of other intangible assets	5,761	6,200
Long-lived asset impairment charges	93	264
Total operating costs and expenses	109,105	105,136
Net income of equity method investments	2,964	2,947
Other operating income, net	1,698	24
Operating income	85,333	83,740
Other income (expense), net:
Interest income	149	122
Interest expense	(24,881)	(22,164)
Loss on debt extinguishment and refinancing transactions	—	(20,554)
Other losses, net	(370)	(545)
Total other expense, net	(25,102)	(43,141)
Income before income taxes	60,231	40,599
Provision for income taxes	23,077	15,174
Net income including noncontrolling interests	37,154	25,425
Net loss attributable to noncontrolling interests	—	(206)
Net income attributable to Dunkin’ Brands	$37,154	25,631

Earnings per share—basic	$0.41	0.26
Earnings per share—diluted	0.40	0.25
(1) Sales of products sold to Dunkin' Donuts International franchisees that have historically been included in other revenues are now included in sales of ice cream and other products. The related costs have historically been included in general and administrative expenses, net and are now included in cost of ice cream and other products. Sales and costs from these transactions were reclassified for all prior periods presented to conform to the current period presentation.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 26, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$223,524	260,430
Restricted cash	67,665	71,917
Accounts, notes, and other receivables, net	74,353	128,360
Other current assets	91,702	97,117
Total current assets	457,244	557,824
Property and equipment, net	180,699	182,614
Equity method investments	111,690	106,878
Goodwill and other intangible assets, net	2,284,587	2,290,796
Other assets	59,714	59,007
Total assets	$3,093,934	3,197,119
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	15,270	18,663
Other current liabilities	299,723	375,129
Total current liabilities	339,993	418,792
Long-term debt, net	2,415,909	2,420,600
Deferred income taxes, net	471,907	476,510
Other long-term liabilities	100,717	101,960
Total long-term liabilities	2,988,533	2,999,070
Total stockholders’ deficit	(234,592)	(220,743)
Total liabilities and stockholders’ deficit	$3,093,934	3,197,119

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 26, 2016	March 28, 2015

Net cash provided by (used in) operating activities	$26,525	(8,980)
Cash flows from investing activities:
Additions to property and equipment	(3,184)	(6,233)
Proceeds from sale of real estate	2,645	—
Other, net	80	(1,499)
Net cash used in investing activities	(459)	(7,732)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,500,000
Repayment of long-term debt	(6,250)	(1,818,971)
Payment of deferred financing and other debt-related costs	—	(40,953)
Dividends paid on common stock	(27,395)	(25,688)
Repurchases of common stock, including accelerated share repurchases	(30,000)	(459,821)
Exercise of stock options	1,086	1,209
Change in restricted cash	(6)	(6,900)
Other, net	(584)	538
Net cash provided by (used in) financing activities	(63,149)	149,414
Effect of exchange rates on cash and cash equivalents	177	(389)
Increase (decrease) in cash and cash equivalents	(36,906)	132,313
Cash and cash equivalents, beginning of period	260,430	208,080
Cash and cash equivalents, end of period	$223,524	340,393

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	March 26, 2016	March 28, 2015
Operating income	$85,333	83,740
Operating income margin	45.0%	45.0%
Adjustments:
Amortization of other intangible assets	$5,761	6,200
Long-lived asset impairment charges	93	264
Transaction-related costs(a)	55	154
Bertico and related litigation(b)	—	(2,753)
Adjusted operating income	$91,242	87,605
Adjusted operating income margin	48.1%	47.1%

Net income attributable to Dunkin' Brands	$37,154	25,631
Adjustments:
Amortization of other intangible assets	5,761	6,200
Long-lived asset impairment charges	93	264
Transaction-related costs(a)	55	154
Bertico and related litigation(b)	—	(2,753)
Loss on debt extinguishment and refinancing transactions	—	20,554
Tax impact of adjustments(c)	(2,364)	(9,768)
Adjusted net income	$40,699	40,282

Adjusted net income	$40,699	40,282
Weighted average number of common shares – diluted	92,618,269	101,502,438
Diluted adjusted earnings per share	$0.44	0.40

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Tax impact of adjustments calculated at a 40% effective tax rate.